Exhibit 99.1

FOR IMMEDIATE RELEASE

STONERIDGE REPORTS FOURTH-QUARTER 2011 RESULTS

– Annual Sales Reach New Record Level in 2011 –

– PST Transaction Positively Affects Results –

– 2012 Sales Guidance of $1.060 Billion to $1.120 Billion with 2012 EPS Guidance of $1.10 to $1.30 per Share –

WARREN, Ohio – February 13, 2012 – Stoneridge, Inc. (NYSE: SRI) today announced financial results for the fourth quarter ended December 31, 2011.

Fourth-quarter 2011 net sales were $186.0 million, an increase of $25.5 million, or 15.9%, compared with $160.5 million for the fourth quarter of 2010. The increase in net sales was primarily due to higher volume in the commercial vehicle market in North America.

Net income for the fourth quarter of 2011 was $38.6 million, or $1.56 per diluted share, an increase of $34.0 million, or $1.37 per diluted share, compared with net income of $4.5 million, or $.19 per diluted share, in the fourth quarter of 2010. The increase was primarily due to a $65.4 million pretax gain and a $42.5 million after-tax gain or $1.72 per share recognized in conjunction with Stoneridge’s previously announced purchase of additional ownership in its Brazil-based PST joint venture. Offsetting the positive impact of volume gains and the PST transaction during the quarter were certain costs associated with the PST transaction, other legacy projects and previous restructuring programs which totaled $9.1 million on a pretax basis or $.27 per share as well as other cost items associated with operations which totaled $5.5 million or $.21 per share. (see attached table of “Fourth Quarter Items affecting Net Income and EPS”)

For the year ended December 31, 2011, the Company reported net sales of $765.4 million, compared with $635.2 million for the same period in 2010, an increase of $130.2 million, or 20.5%. Net income for 2011 was $49.4 million or $2.00 per diluted share and increased $37.8 million to $49.4 million, or $1.53 per diluted share, compared with $11.5 million, or $.47 per diluted share, for the year ended December 31, 2010.

As of December 31, 2011, Stoneridge’s consolidated cash position was $78.8 million, an increase of $6.8 million from December 31, 2010, primarily due to cash borrowed and held to complete the final portion of the PST transaction.

Outlook

“We experienced a difficult year in 2011 due to operational underperformance in our wiring business. However, we have addressed the operating issues and have improved service levels and labor efficiency significantly. Our new business wins and growth in end markets drove a record sales year for Stoneridge,” said John C. Corey, president and chief executive officer.

“Our results for the fourth quarter, excluding the gain recognized by the PST transaction, did not meet our expectations due to costs related to legacy issues from previous restructurings, PST transaction costs and cost items associated with valuation of assets. While these costs negatively impacted the fourth quarter results, the improvements we have made in our operations will benefit us in 2012,” Corey said.

Corey added, “We look forward to 2012 with cautious optimism. We expect to return to a more normal range for gross margin based on a weaker Mexican peso, lower copper prices and operational improvements. Though there are risks associated with our plan in 2012, especially in the European commercial vehicle market and other economic uncertainties, we believe sales from our existing business along with sales from the PST consolidation will be in the range of $1.060 billion to $1.120 billion with an EPS in the range of $1.10 per diluted share to $1.30 per diluted share.”

Conference Call on the Web

A live Internet broadcast of Stoneridge’s conference call regarding 2011 fourth-quarter results can be accessed at 11 a.m. Eastern time on Monday, February 13, 2012, at www.stoneridge.com, which will also offer a webcast replay.

About Stoneridge, Inc.

Stoneridge, Inc., headquartered in Warren, Ohio, is an independent designer and manufacturer of highly engineered electrical and electronic components, modules and systems principally for the commercial vehicle, automotive and agricultural and off-highway vehicle markets. Additional information about Stoneridge can be found at www.stoneridge.com.

Forward-Looking Statements

Statements in this release that are not historical fact are forward-looking statements, which involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied in this release. Things that may cause actual results to differ materially from those in the forward-looking statements include, among other factors, the loss of a major customer; a significant change in commercial vehicle, automotive or agricultural and off-highway vehicle production; disruption in the OEM supply chain due to bankruptcies; a significant change in general economic conditions in any of the various countries in which the Company operates; labor disruptions at the Company’s facilities or at any of the Company’s significant customers or suppliers; the ability of the Company’s suppliers to supply the Company with parts and components at competitive prices on a timely basis; customer acceptance of new products; and the failure to achieve successful integration of any acquired company or business. In addition, this release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements contained in this release can be found in the Company’s periodic filings with the Securities and Exchange Commission.

For more information, contact:

Kenneth A. Kure, Corporate Treasurer and Director of Finance

330/856-2443

(Tables attached)

Fourth Quarter 2011 Items affecting Net Income and EPS :

(In Millions of Dollars)	Expense/(Income)
	COGS	SGA	Other	NC Interest	Tax	Net Income	EPS Impacts

Legacy or Previous Restructuring Activity Related:
BCS non-cash Goodwill Impairment, net of elimination of earnout	-	4.5	-	(2.4)	-	2.1	$(0.08)
Contractual and Environmental Related (SPL Lease/Sarasota Remediation)	-	1.1	-	-	-	1.1	$(0.05)
ERP Cost Write Down	-	0.8	-	-	-	0.8	$(0.03)
Subtotal	-	6.4	-	(2.4)	-	4.0	$(0.16)

PST Transaction Related:

Non-Cash Gain on PST Transaction	-	-	(65.4)	-	22.9	(42.5)	$1.72
Long Term Incentive Compensation	-	2.4	-	-	-	2.4	$(0.10)
PST Transaction Fees	-	0.3	-	-	-	0.3	$(0.01)
Subtotal	-	2.7	(65.4)	-	22.9	(39.8)	$1.61

Subtotal Legacy/Restructuring/PST Transaction	-	9.1	(65.4)	(2.4)	22.9	(35.8)	$1.45

Other Items affecting Net Income and EPS :

Annual Physical Inventory Adjustments/Excess Scrap	1.6	-	-	(0.4)	-	1.2	$(0.05)
Increased Maintenance/Repair Expense	0.9	-	-	-	-	0.9	$(0.04)
Unfavorable Overhead/Direct Labor Cost from Inventory reduction	0.8	-	-	-	-	0.8	$(0.03)
Unfavorable Purchase Price Variance of Materials	1.1	-	-	-	-	1.1	$(0.05)
Increased Warranty Expense	1.1	-	-	-	-	1.1	$(0.04)

Total Other Items affecting Net Income:	5.5	-	-	(0.04)	-	5.1	$(0.21)

Total Fourth Quarter 2011 Items affecting Net Income and EPS	5.5	9.1	(65.4)	(2.8)	22.9	(30.7)	$1.24

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended		For the years ended
	December 31,		December 31,
(in thousands, except per share data)	2011	2010	2011	2010
		As adjusted		As adjusted

Net Sales	$186,048	$160,454	$765,373	$635,226

Costs and expenses:
Cost of goods sold	153,730	124,691	618,596	489,670
Selling, general and administrative	34,957	30,006	128,306	122,032
Goodwill impairment charge	4,945	-	4,945	-

Operating income (loss)	(7,584)	5,757	13,526	23,524

Interest expense, net	4,432	4,824	17,234	21,780
Equity in earnings of investees	(4,957)	(4,160)	(10,034)	(10,346)
Loss on early extinguishment of debt	-	1,346	-	1,346
Gain on previously held equity interest	(65,372)	-	(65,372)	-
Other expense (income), net	220	(140)	56	(1,280)

Income before income taxes	58,093	3,887	71,642	12,024

Provision (benefit) for income taxes	22,727	(539)	26,105	678

Net income	35,366	4,426	45,537	11,346

Net loss attributable to noncontrolling interest	(3,209)	(105)	(3,820)	(184)

Net income attributable to Stoneridge, Inc. and
subsidiaries	$38,575	$4,531	$49,357	$11,530

Basic net income per share	$1.58	$0.19	$2.04	$0.48
Basic weighted average shares outstanding	24,380	23,967	24,181	23,946

Diluted net income per share	$1.56	$0.19	$2.00	$0.47
Diluted weighted average shares outstanding	24,760	24,350	24,645	24,333

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	December 31,	December 31,
(in thousands)	2011 (A)	2010
		As adjusted
ASSETS

Current assets:
Cash and cash equivalents	$78,836	$71,974
Accounts receivable, less reserves of $2,944 and $2,013, respectively	162,590	102,600
Inventories, net	123,108	54,959
Prepaid expenses and other current assets	29,048	20,443
Total current assets	393,582	249,976

Long-term assets:
Property, plant and equipment, net	125,006	76,576
Investments and other long-term assets, net	179,289	60,184
Total long-term assets	304,295	136,760
Total assets	$697,877	$386,736

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Current portion of long-term debt	$83,633	$1,689
Accounts payable	114,012	68,341
Accrued expenses and other current liabilities	63,961	42,753
Total current liabilities	261,606	112,783

Long-term liabilities:
Long-term debt	181,611	167,903
Deferred income taxes	68,683	8,303
Other long-term liabilities	5,708	6,528
Total long-term liabilities	256,002	182,734

Shareholders' equity:
Preferred Shares, without par value, authorized 5,000 shares, none issued	-	-
Common Shares, without par value, authorized 60,000 shares, issued 27,097 and 25,994
shares and outstanding 26,222 and 25,393 shares, respectively, with no stated value	-	-
Additional paid-in capital	170,633	161,587
Common Shares held in treasury, 875 and 601 shares, respectively, at cost	(1,870)	(1,118)
Accumulated deficit	(28,263)	(77,620)
Accumulated other comprehensive income (loss)	(9,843)	4,062
Total Stoneridge Inc. and subsidiaries shareholders’ equity	130,657	86,911
Noncontrolling interest	49,612	4,308
Total shareholders' equity	180,269	91,219
Total liabilities and shareholders' equity	$697,877	$386,736

(A) Subject to modification for final purchase accounting entries in connection with the acquisition of additional interest in PST.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

Years ended December 31 (in thousands)	2011	2010
		As adjusted
OPERATING ACTIVITIES:
Net cash provided by operating activities	$921	$13,851

INVESTING ACTIVITIES:
Capital expenditures	(26,290)	(18,574)
Proceeds from sale of fixed assets	3,863	56
Capital contribution from noncontrolling interests	397	-
Business acquisitions and other	(7,753)	-
Net cash used for investing activities	(29,783)	(18,518)

FINANCING ACTIVITIES:
Extinguishment of senior notes	-	(183,000)
Proceeds from issuance of senior secured notes	-	170,625
Proceeds from issuance of other debt	1,408	690
Repayments of other debt	(968)	(278)
Revolving credit facility borrowings	38,993	8,389
Revolving credit facility payments	(554)	(8,335)
Other financing costs	(605)	(1,365)
Repurchase of shares to satisfy employee tax withholding	(752)	(826)
Excess tax benefits from share-based compensation expense	-	395
Premiums related to early extinguishment of debt	-	(324)
Net cash provided by (used for) financing activities	37,522	(14,029)

Effect of exchange rate changes on cash and cash equivalents	(1,798)	(1,237)

Net decrease in cash and cash equivalents	6,862	(19,933)

Cash and cash equivalents at beginning of period	71,974	91,907

Cash and cash equivalents at end of period	$78,836	$71,974

Supplemental disclosure of non-cash financing activities:
Change in fair value of interest rate swap	$1,939	$(3,017)

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